UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Robertson, Norman R.
   14 Oak Park
   Bedford, MA  01730
   USA
2. Issuer Name and Ticker or Trading Symbol
   Progress Software Corporation
   PRGS
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   12/31/1999
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President, Finance and Chief Financial Officer
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock               |12/22/|M   | |415               |A  |$9.4167    |                   |      |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Common Stock               |12/22/|S   | |415               |D  |$50.6875   |                   |      |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Common Stock               |12/22/|M   | |335               |A  |$14.4167   |                   |      |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Common Stock               |12/22/|S   | |335               |D  |$50.6875   |                   |      |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Common Stock               |12/22/|M   | |250               |A  |$13.0833   |                   |      |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Common Stock               |12/22/|S   | |250               |D  |$506875    |                   |      |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Common Stock               |12/28/|M   | |1,000             |A  |$14.4167   |                   |      |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Common Stock               |12/28/|S   | |1,000             |D  |$57.0000   |                   |      |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Common Stock               |12/28/|M   | |107               |A  |$14.4167   |                   |      |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Common Stock               |12/28/|S   | |107               |D  |$59.0000   |                   |      |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Common Stock               |12/28/|M   | |560               |A  |$25.6250   |                   |      |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Common Stock               |12/28/|S   | |560               |D  |$55.0000   |                   |      |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Common Stock               |12/28/|M   | |893               |A  |$20.9375   |                   |      |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Common Stock               |12/28/|S   | |893               |D  |$59.0000   |                   |      |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Common Stock               |12/28/|M   | |440               |A  |$20.9375   |                   |      |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Common Stock               |12/28/|S   | |440               |D  |$55.0000   |10,255             |D     |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Nonqualified Stock Opt|$9.4167 |12/22|M   | |415        |D  |3/01/|03/03|Common Stock|415    |       |10,811(2)   |D  |            |
ion                   |        |/99  |    | |           |   |97 (1|/07  |            |       |       |            |   |            |
                      |        |     |    | |           |   |)    |     |            |       |       |            |   |            |
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Nonqualified Stock Opt|$13.0833|12/22|M   | |250        |D  |1/01/|12/22|Common Stock|250    |       |9,000 (2)   |D  |            |
ion                   |        |/99  |    | |           |   |98 (3|/07  |            |       |       |            |   |            |
                      |        |     |    | |           |   |)    |     |            |       |       |            |   |            |
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Nonqualified Stock Opt|$14.4167|12/22|M   | |335        |D  |3/01/|02/03|Common Stock|335    |       |36,100 (2)  |D  |            |
ion                   |        |/99  |    | |           |   |98 (4|/08  |            |       |       |            |   |            |
                      |        |     |    | |           |   |)    |     |            |       |       |            |   |            |
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Nonqualified Stock Opt|$14.4167|12/28|M   | |1,000      |D  |3/01/|02/03|Common Stock|1,000  |       |36,100 (2)  |D  |            |
ion                   |        |/99  |    | |           |   |98 (4|/08  |            |       |       |            |   |            |
                      |        |     |    | |           |   |)    |     |            |       |       |            |   |            |
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Nonqualified Stock Opt|$14.4167|12/28|M   | |107        |D  |3/01/|02/03|Common Stock|107    |       |36,100 (2)  |D  |            |
ion                   |        |/99  |    | |           |   |98 (4|/08  |            |       |       |            |   |            |
                      |        |     |    | |           |   |)    |     |            |       |       |            |   |            |
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Nonqualified Stock Opt|$25.6250|12/28|M   | |560        |D  |3/01/|02/10|Common Stock|560    |       |31,440 (6)  |D  |            |
ion                   |        |/99  |    | |           |   |99 (5|/09  |            |       |       |            |   |            |
                      |        |     |    | |           |   |)    |     |            |       |       |            |   |            |
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Nonqualified Stock Opt|$20.9375|12/28|M   | |893        |D  |3/01/|05/17|Common Stock|893    |       |6,667 (2)   |D  |            |
ion                   |        |/99  |    | |           |   |99 (7|/09  |            |       |       |            |   |            |
                      |        |     |    | |           |   |)    |     |            |       |       |            |   |            |
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Nonqualified Stock Opt|$20.9375|12/28|M   | |440        |D  |3/01/|05/17|Common Stock|440    |       |6,667 (2)   |D  |            |
ion                   |        |/99  |    | |           |   |99 (7|/09  |            |       |       |            |   |            |
                      |        |     |    | |           |   |)    |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) The option vests in equal monthly increments over a 60 month period
commencing March 1, 1997.                          (2)  On 12/31/1999, options
to
purchase 0 shares were vested.                                (3)  The option
vests in equal monthly increments over a 60 month period commencing January 1,
1998.                       (4)  The option vests in equal monthly increments
over a 60 month period commencing March 1, 1998.                           (5)
The
option vests in equal monthly increments over a 60 month period commencing
March 1, 1999.                             (6)  On 12/31/1999, options to
purchase
4,774 shares were vested.                            (7)  The option vests in
equal monthly increments over a 60 month period commencing March 1, 1999. SIGNATURE OF REPORTING PERSON
Norman R. Robertson
DATE
01-05-00